Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 2017 SECOND QUARTER RESULTS

Net Income Increases 15.7% on 10.2% Increase in Net Sales

New York, New York, August 7, 2017: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported results for the second quarter ended June 30, 2017.

Second Quarter 2017 Compared to Second Quarter 2016:

●	Net sales were $129.1 million, up 10.2% from $117.2 million; at comparable foreign currency exchange rates, net sales increased 11.3%;

●	Net sales by European based operations rose 20.5% to $106.7 million from $88.6 million;

●	Net sales by U.S. based operations were $22.4 million compared to $28.6 million;

●	Gross margin was 65.0% compared to 63.6%;

●	S,G&A expenses as a percentage of net sales were 53.8% compared to 53.7%;

●	Operating income increased 26.3% to $14.5 million from $11.5 million;

●	Operating margin rose to 11.2% compared to 9.8%; and

●	Net income attributable to Inter Parfums, Inc. increased 15.7% to $6.7 million or $0.22 per diluted share from $5.8 million or $0.19 per diluted share.

Discussing the 20.5% sales increase in European based operations, Jean Madar, Chairman & CEO of Inter Parfums, Inc., stated, “Our three largest brands performed exceptionally well during the second quarter. In the absence of a new product launch, there was a 15% increase in Montblanc fragrance sales driven by the men’s Legend and Lady Emblem fragrance lines. Similarly, there was a 15% increase in Jimmy Choo brand sales, with two recent extensions, Jimmy Choo L’Eau and Jimmy Choo Man Ice, layering new sales upon the brand’s older, more established fragrances. Lanvin, our third largest brand, grew sales by 22%, spurred by the rollout of Modern Princess and a welcome upturn in brand sales in Russia and China, where Lanvin is an especially desirable prestige label.”

He continued, “The launch of Mademoiselle Rochas has been especially gratifying with sales expanding beyond the brand’s entrenched markets, France and Spain. Coach is showing exceptional promise, with sales of the women’s signature scent benefitting from wider distribution, adding approximately $9.0 million in incremental sales for the quarter. We also expanded and refreshed the Van Cleef & Arpels Collection Extraordinaire with Bois Doré and Rêve de Cashmere during the second quarter.”

He went on to say, “In the second half of the year, we have Coach for Men, debuting in the fall with actor James Franco as our advertising model, and we will launch Montblanc Legend Night around holiday time. As planned, we have a new duo for Karl Lagerfeld called Les Parfums Matières debuting in the second half, but have moved the brand extension for Lanvin’s Éclat d’Arpège to 2018.”

Inter Parfums, Inc. News Release August 7, 2017	Page 2

Discussing U.S. based operations, Mr. Madar noted, “In last year’s second quarter, the launch of our first ever Abercrombie & Fitch men’s scent, First Instinct and the Hollister fragrance duo, Wave, drove the nearly 15% increase in sales by U.S. based operations, setting a high bar for this year’s quarterly comparison. With the planned introduction of Icon Racing by Dunhill and Fantasia by Anna Sui, both in September, we look forward to more favorable quarterly comparisons.”

Mr. Madar concluded, “Sales growth by region thus far this year is especially encouraging. Sales in our three largest markets, Western Europe, North America and Asia are up 3.8%, 25.3% and 19.9%, respectively, compared to the first half of 2016. Ranked by size, our next three markets, the Middle East, Central and South America and Eastern Europe, achieved sales growth of 30.9%, 15.6% and 93.9%, respectively.”

Russell Greenberg, Executive Vice President and CFO of Inter Parfums, Inc., stated, “The increase in gross margin was attributable to a higher proportion of European based sales, and to a lesser extent, the stronger dollar to euro exchange rate during the period, offset somewhat by the reduction in sales of higher margin Abercrombie & Fitch and Hollister prestige products by U.S. based operations. While advertising and promotion increased 22.3% from last year’s second quarter, there was little change in overall selling, general and administrative expenses as a percent of sales.”

He continued, “The second quarter swing item was below the operating income line, namely the $817,000 loss on foreign currency this period versus a $661,000 gain in last year’s second quarter. Also of note, our effective tax rate was 33% in the current second quarter versus 36% in last year’s second quarter.”

Mr. Greenberg also pointed out, “We closed the quarter with working capital of $358 million, including approximately $241 million in cash, cash equivalents and short-term investments, a working capital ratio of 3.4 to 1 and $69.1 million of long-term debt including current maturities incurred in connection with the 2015 Rochas brand acquisition.”

Affirms 2017 Guidance

Mr. Greenberg noted, “Our year-to-date performance, coupled with better than previously anticipated sales of Jimmy Choo, Lanvin, Rochas, and Coach brand products, motivated the recent increase in our 2017 guidance. As we reported late last month, we are looking for 2017 sales to be in the range of $560 million to $570 million resulting in net income attributable to Inter Parfums, Inc. of $1.25 to $1.27 per diluted share.” Guidance assumes the dollar remains at current levels.

Dividend

The Company’s regular quarterly cash dividend of $0.17 per share will be paid on October 13, 2017 to shareholders of record on September 29, 2017.

Conference Call

Management will conduct a conference call to discuss financial results and business developments at 11:00 AM ET on Tuesday, August 8, 2017. Interested parties may participate in the call by dialing (201) 493-6749; please call in 10 minutes before the conference call is scheduled to begin and ask for the Inter Parfums call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.interparfumsinc.com and click on the Investor Relations section. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at Inter Parfums’ website.

Inter Parfums, Inc. News Release August 7, 2017	Page 3

Founded more than 30 years ago, Inter Parfums, Inc. is a premier fragrance company with a diverse portfolio of prestige brands that includes Abercrombie & Fitch, Agent Provocateur, Anna Sui, bebe, Boucheron, Coach, Dunhill, Hollister, Jimmy Choo, Karl Lagerfeld, Lanvin, Montblanc, Oscar de la Renta, Paul Smith, Repetto, Rochas, Shanghai Tang, S.T. Dupont and Van Cleef & Arpels. The fragrance products developed, produced and distributed by Inter Parfums are sold in more than 100 countries throughout the world.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would,” or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and “Risk Factors” in Inter Parfums’ annual report on Form 10-K for the fiscal year ended December 31, 2016 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

See Accompanying Tables

Inter Parfums, Inc. News Release August 7, 2017	Page 4

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Net sales	$129,136	$117,157	$272,194	$228,679

Cost of sales	45,193	42,729	98,181	82,933

Gross margin	83,943	74,428	174,013	145,746

Selling, general and administrative expenses	69,468	62,969	133,367	116,757

Income from operations	14,475	11,459	40,646	28,989

Other expenses (income):
Interest expense	727	693	999	1,666
(Gain) loss on foreign currency	817	(661)	973	53
Interest income	(900)	(602)	(2,173)	(1,956)

	644	(570)	(201)	(237)

Income before income taxes	13,831	12,029	40,847	29,226

Income taxes	4,620	4,300	13,469	12,049

Net income	9,211	7,729	27,378	17,177

Less: Net income attributable to the noncontrolling interest	2,467	1,898	7,261	4,012

Net income attributable to Inter Parfums, Inc.	$6,744	$5,831	$20,117	$13,165

Earnings per share:

Net income attributable to Inter Parfums, Inc. common shareholders:
Basic	$0.22	$0.19	$0.65	$0.42
Diluted	$0.22	$0.19	$0.64	$0.42

Weighted average number of shares outstanding:
Basic	31,169	31,055	31,157	31,047
Diluted	31,281	31,160	31,268	31,137

Dividends declared per share	$0.17	$0.15	$0.34	$0.30

Inter Parfums, Inc. News Release August 7, 2017	Page 5

CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)

(Unaudited)

ASSETS
	June 30, 2017	December 31, 2016
Current assets:
Cash and cash equivalents	$116,772	$161,828
Short-term investments	123,805	94,202
Accounts receivable, net	119,364	104,819
Inventories	136,909	96,977
Receivables, other	1,810	7,433
Other current assets	10,246	6,240
Income tax receivable	765	626
Total current assets	509,671	472,125
Equipment and leasehold improvements, net	10,370	10,076
Trademarks, licenses and other intangible assets, net	195,596	183,868
Deferred tax assets	8,649	8,090
Other assets	8,184	8,250
Total assets	$732,470	$682,409

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$23,262	$21,498
Accounts payable – trade	67,456	49,507
Accrued expenses	52,397	62,609
Income taxes payable	3,489	3,331
Dividends payable	5,299	5,293
Total current liabilities	151,903	142,238
Long-term debt, less current portion	45,881	53,064
Deferred tax liability	4,286	3,449
Equity:
Inter Parfums, Inc. shareholders’ equity:
Preferred stock, $.001 par; authorized 1,000,000 shares; none issued	—	—
Common stock, $.001 par; authorized 100,000,000 shares; outstanding 31,171,908 and 31,138,318 shares at June 30, 2017 and December 31, 2016, respectively	31	31
Additional paid-in capital	64,196	63,103
Retained earnings	412,580	402,714
Accumulated other comprehensive loss	(33,406)	(57,982)
Treasury stock, at cost, 9,864,805 common shares at June 30, 2017 and December 31, 2016, respectively	(37,475)	(37,475)
Total Inter Parfums, Inc. shareholders’ equity	405,926	370,391
Noncontrolling interest	124,474	113,267
Total equity	530,400	483,658
Total liabilities and equity	$732,470	$682,409